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                                                                      EXHIBIT 21


                       SUBSIDIARIES OF W&T OFFSHORE, INC.

The subsidiaries of W&T Offshore, Inc. are listed below.

Name                                                 State of Organization
----                                                 ---------------------

Offshore Energy I LLC                                Delaware

Offshore Energy II LLC                               Delaware

Offshore Energy III LLC                              Delaware

Gulf of Mexico Oil and Gas Properties LLC            Delaware

W&T Holdings, L.L.C.*                                Louisiana

* W&T Offshore, Inc. has commenced the process of dissolving this subsidiary.